Exhibit 6.13

PROMISSORY NOTE EXTENSION AGREEMENT

This Promissory Note Extension Agreement, hereinafter referred to as the “Extension Agreement,” entered into effective as of December 14, 2019 by and between Smart Decision, Inc., a Wyoming corporation (the “Maker”), and GPL Ventures LLC or its successors or assigns (the “Holder”).

WHEREAS, the Maker has issued to the Holder on December 14, 2017 a Promissory Note in the principal amount of Six Thousand Dollars ($6,000), as extended, hereinafter referred to as the “Note”. The Note was due and payable on December 14, 2019.

WHEREAS, Maker and Holder desire to enter into this Extension Agreement in order to extend the date when all the outstanding principal and accrued and unpaid interest is due and payable to December 14, 2020.

NOW, THEREFORE, it is duly agreed by both Maker and Holder to extend the due date of the Note to December 14, 2020.

All other provisions of the original Note shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Holder have duly executed this Extension Agreement, extending the due date of the Note effective as of the day and year first written above.

MAKER:

SMART DECISION, INC.

By:	/s /Adam Green
Name:	Adam Green
Title:	Chief Executive Officer

HOLDER:

GPL VENTURES LLC

By:	/s/ Alexander Dillon
Name:	Alexander Dillon
Title:	Partner